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                               301 North Main Street       Fax: 910 725 4327
                               Winston-Salem
                               North Carolina 27111

                                                                  EXHIBIT 99.5

                          Independent Accountants' Report




The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720


         and

Wachovia Bank of North Carolina, N.A.
100 North Main Street
Winston-Salem, North Carolina 27150


        and

The Bank of New York
101 Barclay Street
New York, New York 10286



Wachovia Credit Card Master Trust Series 1995-1


We have examined management's assertion that The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation complied with the covenants and conditions of sections 2.5(e), 2.6, 2.7, 3.2, 3.4, 3.6(b), 4.2(a) and 4.3(a) and (c) of the Pooling and Servicing Agreement dated as of October 26, 1995 ("Agreement") and sections 3(b), 4.5(a)(i), 4.6, 4.7, 5.2(a), and 9(c) and (d) of the Series 1995-1 Pooling and Servicing Agreement Supplement dated October 26, 1995 ("Agreement Supplement") between the Company and The Bank of New York as of October 31, 1996 and for the period November 1, 1995 to October 31, 1996. This assertion is included in the accompanying report by management titled, "Report of Management on Credit Card Trust Control Structure Policies and Procedures and Pooling and Servicing Agreement Compliance" (the "Report"). Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

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                                                                   EXHIBIT 99.5
                                                                          Page 2
                                                               November 19, 1996


Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Company's compliance with specified requirements.

As discussed in the Report, management in providing its assertion on compliance assumed the accuracy of the reports prepared by the Company's bank card processor and did not extend its assessment to the relevant aspects of the Company's compliance that are the responsibility of the bank card processor. Accordingly, and in accordance with Section 3.6(a) of the Agreement, our examination did not extend to those aspects of the Company's compliance that are the responsible for the bank card processor and we do not express an opinion or any other form of assurance on those compliance aspects.

In our opinion, management's assertion that the Company was in compliance with the covenants and conditions of the sections in the Agreement and the Agreement Supplement referred to above, as of October 31, 1996 and for the period
November 1, 1996 to October 31, 1996, is fairly stated in all material respects.

This report is intended solely for the information and use of the board of directors and management of the Company and should not be referred to or distributed for any purpose to anyone who is not authorized to receive such information as specified in the Agreement or in the Exhibits attached thereto or in the Underwriting Agreement dated October 26, 1995, between the Company and CS First Boston Corporation. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by the Company and filed with the Securities and Exchange Commission on behalf of Wachovia Credit Card Trust Master Series 1995-1 and its distribution is not limited.


                                               /s/ Ernst & Young LLP


November 19, 1996

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